Exhibit 99.1

AleAnna, Inc. Announces Receipt of Production Concession for its Gradizza Field Development,
and Upcoming Revisions to its Reserves and Prospective Resources Reports

This Milestone Represents the Final Approval Required Prior to First Production at
Gradizza field, AleAnna’s First Fully-Owned and Operated Property

●	The Italian Ministry of Environment and Energy Security (MASE) has awarded AleAnna a formal Production Concession for the Gradizza Field.

●	The Production Concession allows an initial 20-year production period and enables AleAnna to commence production shortly after submission and approval of a 12-month seismic and subsidence monitoring study, which AleAnna has already begun.

●	AleAnna expects to shortly receive revisions of its Reserves and Prospect Resources reports from DeGolyer and MacNaughton (“D&M”), following completion of an extensive study identifying new reservoirs and previously unrecognized opportunities on its advantaged onshore Po Valley concessions, licenses and application.

Dallas, TX and Milan, IT - January 20, 2026 - AleAnna, Inc. (“AleAnna” or the “Company”) (Nasdaq: ANNA) is pleased to announce the receipt of a Production Concession (the “Concession”) for the Gradizza Field, with the Italian Ministry of Environment and Energy Security (MASE) granting their approval for production from the Gradizza Field. Receipt of the Concession is the next step in the Company’s journey to becoming a leading provider of sustainable natural gas in Europe and is AleAnna’s first fully owned and operated development.

Gradizza Field, located in the Province of Ferrara near Tresignana and Copparo (AleAnna working interest 100%), is a core production asset. AleAnna plans to develop the field using a single well and compact processing facility with a short-distance pipeline tie-in to the SNAM gas transmission system. Initial production is targeted for the first quarter of 2027.

This milestone underscores AleAnna’s ability to work proactively and constructively with National, Regional, and Community authorities to achieve support for development of important new sources of domestic natural gas, and the Company believes that the shortened timeframe for approval of the Concession signals Italy’s renewed commitment for development of its domestic reserves.

Revisions to Reserves and Prospective Resources Reports

While evaluating early reservoir performance at Longanesi field AleAnna’s technical experts also completed significant updates to its reservoir and resource evaluation models across the Po Valley. Preliminary results indicate the presence of additional, previously unevaluated pays in the Longanesi, Trava, and Gradizza fields and suggest similar potential elsewhere in the Po Valley basin. In consequence, AleAnna engaged D&M to conduct an independent reservoir analysis using advanced log interpretation techniques, and to update its Reserves Report using Longanesi production data and the new reservoir analysis. Aleanna expects to publish this report in Q1 2026.

Evidence of new pays in the Po Valley Basin, combined with AleAnna’s success working with MASE and Regional authorities to advance Gradizza to the development phase, has encouraged management that both the magnitude and economic potential of the Company’s Exploration Resource portfolio can be expected to increase. On completion of the D&M independent analysis of its Prospective Resources in the Po Valley, and its Reserves Resource report, Aleanna will be renewing its Resource development plan and expects to then publish a relevant update once completed.

Management Commentary

Marco Brun, Chief Executive Officer, commented: “Receipt of the Gradizza Production concession is strong validation of AleAnna’s success in bringing new sources of natural gas to Italy. AleAnna has worked tirelessly to engage constructively with national, regional, and community stakeholders to advance projects that contribute to Italy’s energy independence and support Europe’s broader energy transition goals. Gradizza represents a major step forward for the company as our first fully owned and operated development”.

About AleAnna

AleAnna is a technology-driven energy company focused on bringing sustainability and new supplies of low-carbon natural gas and RNG to Italy, aligning traditional energy operations with renewable solutions, with developments like the Longanesi field leading the way in supporting a responsible energy transition. With three conventional gas discoveries in Italy already made and fourteen new natural gas exploration projects planned this decade, AleAnna plays a pivotal role in Italy’s energy transition. Italy’s extensive infrastructure, featuring 33,000 kilometers of gas pipelines, three major gas storage facilities, and a strong base of existing RNG facilities, aligns with AleAnna’s commitment to sustainability. AleAnna’s RNG projects’ portfolio includes three plants under development and almost 100 projects representing approximately €1.1 billion potential investment in the next few years. AleAnna operates regional headquarters in Dallas, Texas, and Rome, Italy.

Forward-Looking Statements

The information included herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements, other than statements of present or historical fact included herein regarding AleAnna’s future operations, financial position, plans and objectives are forward-looking statements. When used herein, including any statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and other similar expressions are forward-looking statements. However, not all forward-looking statements contain such identifying words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on AleAnna’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of AleAnna’s control. AleAnna’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements, which speak only as of the date made. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, but are not limited to, those under “Item 1A. Risk Factors” in AleAnna’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, and in other public filings with the SEC, as well as general economic conditions; AleAnna’s need for additional capital; risks associated with the growth of AleAnna’s business; and changes in the regulatory environment in which AleAnna operates. Additional information concerning these and other factors that may impact AleAnna’s expectations and projections can be found in filings it makes with the SEC, and other documents filed or to be filed with the SEC by AleAnna. SEC filings are available on the SEC’s website at www.sec.gov. Except as otherwise required by applicable law, AleAnna disclaims any duty to update any forward-looking statements, all expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof.

Investor Relations Contact

Ivan Ronald

ironald@aleannagroup.com

Website

https://www.aleannainc.com/